Exhibit 10.35

2015 Compensation Information for Registrant’s Executive Officers

The table below provides information regarding (i) the base salary of each executive officer of GTx, Inc. (the “Company”), effective as of January 1, 2015, with the exception of Dr. Wills, which is effective as of March 2, 2015, and (ii) the restricted stock units granted to each executive in February 2015:

Executive Officer	Title	2014 Annual Base Salary ($)	2014 Restricted Stock Unit Award (in shares)(1)
Marc S. Hanover	Chief Executive Officer	393,317	750,000
Robert J. Wills	Executive Chairman of the Board	200,000	1,000,000
Henry P. Doggrell	Vice President, Chief Legal Officer and Secretary	363,576	500,000
Jason T. Shackelford	Sr. Director, Accounting & Corporate Controller and principal financing and accounting officer	210,000	300,000

(1)         Please see the Company’s current report on Form 8-K, filed on February 19, 2015 for additional information regarding the terms of these restricted stock units.